Exhibit 99.1

During Westcorp and WFS Financial Inc’s (collectively, the “Company”) joint conference call held on October 27, 2004, the Company stated:

“We believe that changing to a state bank charter gives us the ability to expand our California based community bank and our nationwide automobile lending operations.”

In addition, the Company responded to certain questions asked on the conference call. The following is a summary excerpt of certain questions and answers from the conference call:

Mr. Hecht:	Okay. Second question is, with the completion, the upcoming completion of the merger, and the shift to the state charter, how does this impact your regulatory requirements such as your, you know, HOLA requirements and could we expect to see meaningful change in either asset composition or concentration — over time that is?

Company:	The impact related to HOLA, and just as a summary real quick of that is that we are limited to 35% of our assets being automobile contracts and those assets that are securitized are not included in that calculation. Under California Banking Charter, we will not be subject to HOLA requirements and what that means is that our securitizations may come a little bit less frequently. We can be more selective as to when we go to that market. Today we’re pretty much tied in to going to that market pretty much on a quarterly basis. In terms of asset composition, we don’t anticipate any real meaningful change. It does give us additional flexibility as to the amount and size of our MBS, excuse me, our MBF portfolio going forward, and that’s something that we just look at from a profitability standpoint and make decisions accordingly. But, we anticipate, and one of the reasons we are converting to a California state banking charter is to continue to run the business in the most profitable and rational fashion.

Operator:	Thank you. Our next question comes from David Chamberlain. Please say your company name.

Mr. Chamberlain:	Hi, it’s David Chamberlain from Trafelet. Quick question on, you know, the proposed merger. What do you intend to, how much of your book, you know, what if you were to get this merger, would you want to fund with balance sheet deposits and what do you foresee as kind of the cost of funds advantage from doing this.

Company:	And that’s the real question, David, as we achieve the success in the merger, we will focus on building our deposit base and will build it as quickly and as reasonably as we can so long as that opportunity is less expensive than securitization. I imagine over time there will be times where we will focus on keeping more on the balance sheet and there will be other times where the securitization market is extremely attractive and we’ll push a little more to securitization. What the merger and conversion to a state bank charter does is really give us that flexibility to continually seek the absolutely lowest cost of funds in which to run our business.

Operator:	I’ll move on to our next question. From David Sokol. Please state your company name.

Mr. Sokol:	Pequot Capital. Good morning. Just a few questions. I got on the call late, I don’t know if you mentioned this earlier if you can predict the actions of the regulators but in terms of timing for the Fed and the FDIC, any visibility there at all?

Company:	We have some visibility there. We are in the process of waiting for comments on our application from the Federal Reserve. Once we submit our answers to those comments and we expect the turnaround to be fairly prompt, it’s a 60-day approval period and then a 15-day public comment period. So, it’s 75-days plus whatever it takes here to get those items turned around.

Mr. Sokol:	Any best guess on how long it will take to turn it around.

Company:	Once we get them, we think its a week or two. We don’t think that’s a big step. So that’s why we say it’s clearly going to spill into next quarter, first quarter next year.

Mr. Sokol:	Okay. And the last question. Just in terms of capital management. Uh, I know you’ve been very conservative in every aspect of the business that you run, but with capital getting up to almost 10% of assets, and I wouldn’t be surprised if some extent if you wanted to sort of stockpile capital ahead of the charter conversion and at what point, you know, is enough capital enough and you could be looking at share buy backs.

Company:	Currently we don’t have any plans to do any share buy backs or any other significant capital changes as to what the profile and balance sheet looks like today. Like you mentioned, we have historically focused on having a conservative balance sheet and we think that’s the right thing to do going forward as well.

Mr. Sokol:	Okay. Thanks.

Operator:	Thank you. Our next question comes from Jim Wolfe. Please state your company name.

Mr. Wolfe:	Yes, good morning. First Capital. Um, Lee, — when you think about going forward, the choice is between securitizing and keeping it on the balance sheet, is that, does that come down to the decision of not securitizing at all or does it come down to potentially selling down less in each securitization?

Company:	It would be more, less in each securitization, given that we securitize, you know, 6, 7 billion dollars a year, it’s highly unlikely that we could raise those kinds of deposits. And so it’s really just looking and saying do we securitize a little less frequently or do we hold some of the loans for term on the balance sheet it’s really just evaluating it as we continue to grow the deposit base. But all else being equal, we would like to continue to grow our deposits once we get that charter.

Mr. Wolfe:	So, if you had had the ability in this quarter, to use the balance sheet, um, would you have done it or would you just — would you have securitized the same amount you did. Just trying to get a sense of you know, what level drives the decision.

Company:	Well, right now the decision is being driven by the fact that we still don’t have that charter.

Mr. Wolfe:	Well, no, I meant — but assuming you did have the charter, uh, beginning of this quarter.

Company:	We probably would have looked to utilize deposits more. I mean, that will be our goal. As soon as we get that charter is to utilize more deposits in our funding mix.

Mr. Wolfe:	Okay. Um, with respect to the rating agencies, I, know they’re impossible to predict, but there’s been no change in the ratings on the corporate debt since May of ‘02. And I know you talked to them on a regular basis, at least on the ABS side, are you getting — I mean, how have they received this new plan, the change in the charter, and are you getting any sense that they recognize the increase in the capital levels that you had recently?

Company:	I’m glad you pointed out that they’re impossible to predict. They have received, obviously, the capital well. They believe that the opportunity to grow deposits is a positive for us. They’ve also been pretty clear that they’re not anticipating doing anything until the transition is complete.

Mr. Wolfe:	They can leave the door open that they do something once the transition is complete.

Company:	I think that’s our hope, our expectation.

Mr. Wolfe:	Okay.

Company:	Our expectation.

Mr. Wolfe:	Lastly, with respect to the FHLB borrowings, with the changeover in the charter and growth of deposits, is your, does your approach to that change any?

Company:	Probably not. Those still will continue to be a fairly attractive short term source of funds.

Operator:	Thank you. Once again, if you would like to ask a question, please press *1. Our next question comes from Jordan Heimowitz. Please state your company name. Sir, please check your mute button, your line is open.

Mr. Heimowitz:	Hey guys. It’s Jordan Heimowitz from Philadelphia Financial. Currently quartered most of my questions have been answered. My only other thing is that are you going to give guidance of ‘05 or wait ‘til the bank deal is closed?

Company:	As we mentioned on the call, we wouldn’t provide more specific earnings guidance until we get closer to that date of conversion and know more specifically what kind of asset level we’ll have at that point because that will impact given the purchase accounting.

Mr. Heimowitz:	Okay. Thank you very much.

Company:	Thanks Jordan.

# # #

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions. Forward-looking statements in this Current Report on Form 8-K relate to Westcorp’s and WFS Financial Inc’s (collectively, the “Companies”) future prospects, developments and business strategies. These statements are subject to uncertainties and factors relating to the Companies’ operations and business environment, all of which are difficult to predict and many of which are beyond their control that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements: changes in general economic and business conditions; interest rate fluctuations, including the effect of hedging activities; the Companies’ financial condition and liquidity, as well as future cash flow and earnings and the level of operating expenses; competition; the effect, interpretation, or application of new or existing laws, regulations, court decisions and significant litigation; and the level of chargeoffs on the automobile contracts that the Companies originate.

A further list of these risks, uncertainties and other matters can be found in the Companies’ filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Companies’ actual results may vary materially from those expected, estimated or projected. The information contained in this Current Report on Form 8-K is as of October 28, 2004. The Companies assume no obligation to update any forward-looking statements to reflect future events or circumstances.